Exhibit 3.1

Taiwan Semiconductor Manufacturing Company Limited

Rules For Election of Directors

Article 1

Unless otherwise provided in the Company Law or the Articles of Incorporation of this Company, the directors of this Company shall be elected in accordance with the rules specified herein.

Article 2

Election of directors of this Company shall be held at the shareholders’ meeting. This Company shall prepare ballots and note the number of voting rights.

Article 3

In the election of directors of this Company, the names of voters may be represented by shareholders’ numbers.

Article 4

This Company’s directors shall be elected by adopting the candidate nomination system specified in Article 192-1 of the ROC Company Law.

Article 5

In the election of directors of this Company, each share shall have voting rights equivalent to the number of seats to be elected and such voting rights can be combined to vote for one person or divided to vote for several persons. The election of independent directors and non-independent directors shall be held together; provided, however, that the number of independent directors and non-independent directors elected shall be calculated separately.

Article 6

In the election of directors of this Company, candidates who acquire more votes should win the seats of directors. If two or more persons acquire the same number of votes and the number of such persons exceeds the specified seats available, such persons acquiring the same votes shall draw lots to decide who should win the seats available, and the Chairman shall draw lots on behalf of the candidate who is not present.

Article 7

At the beginning of the election, the Chairman shall appoint several persons each to check and record the ballots. The persons to check the ballots may be appointed from among the shareholders present.

Article 8

The ballot box used for voting shall be prepared by this Company and checked in public by the person to check the ballots before voting.

Article 9

If the candidate is a shareholder of this Company, voters shall fill in the “candidate” column the candidate’s name and shareholder’s number, and the number of votes cast for such candidate. If the candidate is not a shareholder of this Company, voters shall fill in the “candidate” column the candidate’s name, the candidate’s ID number, and the number of votes cast for such candidate. If the candidate is a government agency or a legal entity, the full name of the government agency or the legal entity or the name(s) of their representative(s) should be filled in the column.

Article 10

Ballots shall be deemed void under the following conditions:

(1)	Ballots not placed in the ballot box;

(2)	Ballots not prepared by this Company;

(3)	Blank ballots not completed by the voter;

(4)	If the candidate is a shareholder of this Company, the name or shareholder’s number of the candidate filled in the ballot inconsistent with the shareholders’ register. If the candidate is not a shareholder of this Company, the name or ID number of the candidate filled in the ballot is incorrect;

(5)	Ballots with other written characters or symbols in addition to candidate’s name, shareholder’s number (ID number) and the number of votes cast for the candidate;

(6)	Illegible writing;

(7)	Any of the candidate’s name, shareholder’s number (ID number) or the number of votes cast for such candidate being erased or changed;

(8)	The name of the candidates filled in the ballots being the same as another candidate’s name and the respective shareholder’s numbers (ID numbers) not being indicated to distinguish them;

(9)	The total votes cast by the voter exceeding the total voting rights of such voter; or

(10)	The number of candidates filled in the ballot exceeding the number of the seats to be elected.

Article 11

The ballots should be calculated during the meeting right after the vote casting and the results of the election should be announced by the Chairman at the meeting.

Article 12

This Company shall issue notifications to the directors elected.

Article 13

These Rules and any revision thereof shall become effective after approval at the shareholders’ meeting.